UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2012

Progress Software Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

14 Oak Park

Bedford, Massachusetts 01730

(Address of principal executive offices, including zip code)

(781) 280-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Global Field Operations

On March 28, 2012, Progress Software Corporation (the “Company”) issued a press release announcing certain executive leadership changes, including the appointment of Andrew E. Zupsic as Senior Vice President, Global Field Operations. In this capacity, Mr. Zupsic, age 50, will be responsible for all company-wide sales, services and partners. Prior to joining the Company, Mr. Zupsic was with Juniper Networks, Inc., where he has served in senior sales positions, including most recently as the Senior Vice President, Americas Enterprise Sales Group. Prior to joining Juniper Networks, Inc., Mr. Zupsic held various sales positions at Microsoft Corporation, with whom he was employed from 1993 until 2009. Mr. Zupsic is scheduled to join the Company on April 2, 2012.

There are no arrangements or understandings between Mr. Zupsic and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Zupsic and any of the Company’s directors or executive officers, nor is the Company aware, after inquiry of Mr. Zupsic, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.

Departure of Chief Financial Officer

The Company also announced that Charles F. Wagner, Jr., Executive Vice President, Finance & Administration and Chief Financial Officer, has left the Company effective immediately. An external search for Mr. Wagner’s replacement has commenced. In the interim, Jay H. Bhatt, the Company’s President and Chief Executive Officer, will assume Mr. Wagner’s responsibilities as Chief Financial Officer and will serve as the Company’s acting “principal financial officer.” Mr. Wagner’s departure is not related to any disagreement on any matter relating to the Company’s accounting practices or financial statements.

In connection with the termination of his employment, the Company will provide Mr. Wagner with the following severance and other benefits upon the execution by Mr. Wagner of a standard release of claims: (a) the payment of cash severance equal to twelve months of his total target cash compensation, which will be paid over twelve months, (b) the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination, and (c) the acceleration of 58,810 unvested stock options and 30,999 unvested restricted stock units that would have vested during the next thirteen months. The foregoing severance and benefits are substantially in accordance with the terms set forth in the Executive Severance Agreement previously entered into by the Company and Mr. Wagner, dated as of November 28, 2011 (the “Severance Agreement”), except that the Company and Mr. Wagner entered into a letter agreement in connection with the termination of his employment which, among other things, amended the Severance Agreement provision relating to the acceleration of unvested stock options and restricted stock units as described above.

The Severance Agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of employment.

In connection with the acceleration of Mr. Wagner’s stock options and restricted stock units provided by the amended Severance Agreement, the Company expects to recognize stock-based compensation expense of approximately $0.9 million, with this expense to be recognized in the second quarter of fiscal year 2012. In addition, in connection with the cash severance payments and employee-related benefits to be paid to Mr. Wagner under the amended Severance Agreement, the Company expects to incur an aggregate pre-tax charge of approximately $0.8 million in the second quarter of fiscal year 2012.

The foregoing summary is qualified in its entirety by reference to the form of Severance Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 8, 2011, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Form of Executive Severance Agreement (incorporated herein by reference to Exhibit 10.1 to Progress Software Corporation’s 8-K filed on December 8, 2011)

99.1	Press Release issued by Progress Software Corporation on March 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2012	Progress Software Corporation

	By:	/s/ Chris B. Andersen
Chris B. Andersen
Vice President, Corporate Controller and Chief Accounting Officer